Exhibit 99.3
December 16, 2022
Vallon Pharmaceuticals, Inc.
100 N. 18th Street, Suite 300
Philadelphia, PA 19103
Consent to Reference in Registration Statement
Vallon Pharmaceuticals, Inc. (the “Company”) has filed a Registration Statement on Form S-4, as amended, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), as of the date hereof. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus/information statement included in such registration statement as a future member of the board of directors of the Company.

Sincerely,

/s/ W. Marc Hertz
W. Marc Hertz